Exhibit 23.2

Glast, Phillips & Murray, P.C.
815 Walker Street, Suite 1250
Houston, Texas 77002
(713) 237-3135

January 20, 2005

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:          Green Mountain Capital, Inc. - Form S-8

Gentlemen:

I have acted as counsel to Green Mountain Capital, Inc., a New Hampshire corporation (the "Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 600,000,000 shares of its common stock, ("Incentive Shares"), $0.0001 par value per Incentive Share, which are issuable pursuant to the Company's Employee Stock Incentive Plan for the Year 2005.  I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Very truly yours,

/s/ Norman T. Reynolds

Norman T. Reynolds